Exhibit 99.1

Press Release

Source:	BNC Bancorp

Contact:	W. Swope Montgomery, Jr.
President and CEO
336-476-9200

BNC Bancorp Reports 23% Increase in First Quarter Earnings

THOMASVILLE, N.C., / — BNC Bancorp (Nasdaq: BNCN) today reported record operating results for the three-months ended March 31, 2005.

For the three-month period ended March 31, 2005, the Company reported net income of $958,000, an increase of 23.0% when compared to the $779,000 reported for the first quarter in 2004. Diluted earnings per share increased to $0.26 for the first quarter, a 23.8% increase when compared to $0.21 reported for the same period in 2004.

Total assets as of March 31, 2005 were $528.2 million, an increase of 29.6% compared to the $407.5 million as of March 31, 2004. Total loans on March 31, 2005 were $441.5 million, an increase of 31.4% from the $336.0 million reported as of March 31, 2004. Deposits increased 33.2% over the same one-year period.

“I am once again pleased to report another strong quarter for BNC Bancorp,” said W. Swope Montgomery, Jr., President and CEO. “Earnings increased by over 23%, driven primarily by our continued momentum on the loan side and improvement in our net interest margin. This marks the sixth consecutive quarter with net loan growth in excess of $22 million.”

“In February, we opened our first full service office in High Point. This was of great significance to our Company for two reasons: 1) Many of our original Directors and Incorporators are natives and current residents of High Point, and 2) This marks the first full service office we’ve opened after first entering the market with a loan production office. With the reception we have received by the High Point community, we are more convinced than ever that this model for expansion is best for our Company and our shareholders”, said Montgomery.

BNC Bancorp is the parent company of Bank of North Carolina, a $528 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, Archdale, Lexington, Kernersville, Oak Ridge and High Point, North Carolina. In addition, the Bank operates commercial and mortgage loan production offices in Salisbury, Winston-Salem and Mt. Airy, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the Nasdaq Small-Cap market under the symbol “BNCN.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

QUARTERLY PERFORMANCE SUMMARY

BNC BANCORP

(Dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31, 2005	March 31, 2004	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$7,001	$4,987	40.4%
Interest expense	2,765	1,596	73.3
Net interest income	4,236	3,391	24.9
Provision for loan losses	480	120	300.0
Net interest income after provision for loan losses	3,756	3,271	14.8
Noninterest income	617	635	(2.8)
Noninterest expense	3,040	2,832	7.3
Income before income tax expense	1,333	1,074	24.1
Provision for income taxes	375	295	27.1
Net income	958	779	23.0

PER SHARE DATA
Earnings per share, basic	$0.27	$0.22	22.7%
Earnings per share, diluted	0.26	0.21	23.8

Weighted average common shares outstanding:
Basic	3,488,057	3,493,046
Diluted	3,706,348	3,723,795

PERFORMANCE RATIOS
Return on average assets	0.76%	0.82%
Return on average equity	13.18%	11.55%
Return on average tangible equity	14.97%	13.27%
Net yield on earning assets (taxable equivalent)	3.83%	3.81%
Average equity to average assets	5.76%	7.05%
Allowance for loan losses as a % of total loans	1.28%	1.39%
Non-performing assets to total assets, end of period	0.27%	0.43%
Ratio of net charge-offs to average loans outstanding	0.05%	0.02%

QUARTERLY PERFORMANCE SUMMARY

BNC BANCORP

(Dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$7,001	$6,677	$6,055	$5,452	$4,987	$4,741
Interest expense	2,765	2,428	2,144	1,861	1,596	1,506
Net interest income	4,236	4,249	3,911	3,591	3,391	3,235
Provision for loan losses	480	560	280	230	120	130
Net interest income after provision for loan losses	3,756	3,689	3,631	3,361	3,271	3,105
Noninterest income	617	876	885	794	635	680
Noninterest expense	3,040	3,087	3,064	2,880	2,832	2,607
Income before income tax expense	1,333	1,478	1,452	1,275	1,074	1,178
Provision for income taxes	375	386	418	375	295	246
Net income	958	1,092	1,034	900	779	932

PER SHARE DATA
Earnings per share, basic	$0.27	$0.31	$0.30	$0.26	$0.22	$0.27
Earnings per share, diluted	0.26	0.30	0.28	0.24	0.21	0.25

Weighted average common shares outstanding:
Basic	3,488,057	3,477,247	3,472,835	3,487,840	3,493,046	3,488,247
Diluted	3,706,348	3,692,041	3,705,615	3,724,346	3,723,795	3,713,206

PERFORMANCE RATIOS
Return on average assets	0.76%	0.88%	0.91%	0.84%	0.81%	1.00%
Return on average equity	13.18%	15.06%	14.53%	13.09%	11.43%	13.89%
Return on average tangible equity	14.97%	17.14%	16.58%	15.01%	13.12%	16.01%
Net yield on earning assets (taxable equivalent)	3.83%	3.81%	3.62%	3.64%	3.81%	3.90%
Average equity to average assets	5.76%	5.82%	6.25%	6.39%	7.05%	7.23%

QUARTERLY PERFORMANCE SUMMARY

BNC BANCORP

(Dollars in thousands)

(Unaudited)

	As of
	March 31, 2005	March 31, 2004	% Change
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$441,495	$336,040	31.4%
Allowance for loan losses	5,636	4,654	21.1
Loans, net of allowance for loan losses	435,859	331,386	31.5
Securities, available for sale	38,655	31,642	22.2
Total Assets	528,178	407,547	29.6

Deposits:
Noninterest-bearing deposits	40,954	35,844	14.3
Interest-bearing demand and savings	140,670	152,110	(7.5)
CD’s and other time deposits	246,801	133,666	84.6
Total deposits	428,425	321,620	33.2
Borrowed Funds	67,561	56,249	20.1
Total interest-bearing liabilities	455,032	342,025	33.0
Shareholders’ Equity	29,927	27,527	8.7

	As of
	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$441,495	$420,838	$393,391	$368,183	$336,040	$303,732
Allowance for loan losses	5,636	5,361	5,122	4,804	4,654	4,598
Loans, net of allowance for loan losses	435,859	415,477	388,269	363,379	331,386	299,134
Securities, available for sale	38,655	35,428	34,341	33,237	31,642	31,671
Total Assets	528,178	497,549	484,095	457,547	407,547	372,281

Deposits:
Noninterest-bearing deposits	40,954	34,485	34,646	33,268	35,844	30,090
Interest-bearing demand and savings	140,670	151,272	154,785	161,329	152,110	153,387
CD’s and other time deposits	246,801	205,723	200,673	176,913	133,666	113,265
Total Deposits	428,425	391,480	390,104	371,510	321,620	296,742
Borrowed Funds	67,561	73,771	62,213	56,808	56,249	46,535
Total interest-bearing liabilities	455,032	430,766	418,167	395,391	342,025	313,187
Shareholders’ Equity	29,927	29,037	28,687	27,151	27,523	26,493